Exhibit 2.1

BILL OF SALE

THIS BILL OF SALE is made as of the 14th day of February, 2008, by, LB I Group, Inc., as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined below), and Silicon Graphics, Inc. (the “Buyer”); and, solely for the purposes of paragraph 4 hereof, Oak Investment Partners XI, Limited Partnership, LB I Group, Inc., Wasatch Partners II, LLC, Wasatch Venture Fund III, LLC, Dallin Bagley, and Bryce Panzer (the “Secured Parties”).

RECITALS

WHEREAS, pursuant to a Strict Foreclosure Agreement dated February 14, 2008, the Collateral Agent, on behalf of the Secured Parties, with the consent of Linux Networx, Inc. (the “Borrower”), foreclosed upon certain property of the Borrower identified on Schedule A hereto (the “Conveyed Assets”) (such act being referred to as the “Foreclosure”); and

WHEREAS, the Collateral Agent has agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Collateral Agent, the Conveyed Assets, for the consideration and upon the terms and conditions set forth herein;

NOW THEREFORE, it is hereby agreed that:

1. Conveyance. The Collateral Agent does hereby sell, convey, transfer, assign and deliver to the Buyer, without recourse, all right, title and interest in and to the Conveyed Assets. Buyer will not assume any liabilities under the Borrower’s real estate or equipment leases, customer support agreements, vendor agreements or warranty obligations. Promptly after the closing, the Buyer will use commercially reasonable efforts (i) to contact each of the Borrower’s customers with which the Borrower has a customer support or service agreement that has not been performed in full by the Borrower and (ii) to offer such customers replacement agreements with the Buyer to provide services and support comparable to the services and support provided by Borrower under the Borrower’s current arrangements with its existing customers. The Borrower’s consent to the partial strict foreclosure is based in part on its understanding that the Buyer will contact the Borrower’s customers and make the foregoing offer to provide service and support.

2. Acceptance and Acknowledgement. The Buyer hereby accepts the foregoing conveyance, and acknowledges that the Conveyed Assets are conveyed as is, where is, and with all faults as of the date of this Bill of Sale, without any representation or warranty whatsoever as to their condition, fitness for any particular purpose, merchantability or any other warranty, express or implied, and Collateral Agent specifically disclaims any such warranty, guaranty, or representation, oral or written, past or present, express or implied, concerning the Conveyed Assets, except as set forth in paragraph 4 below.

3. Consideration. In consideration of the Conveyance, the receipt and sufficiency of which are hereby acknowledged, the Buyer does hereby (a) issue 390,000 shares of common stock of the Buyer to the Collateral Agent, in such names as the Collateral Agent shall direct; and (b) enter into an Assumption Agreement with the Borrower.

4. Representation and Warranty as to Foreclosure. The Secured Parties represent and warrant that the Foreclosure was conducted in accordance with the terms of (a) that certain Pledge and Security Agreement, dated as of September 5, 2006, by and among the Borrower and the Collateral Agent, (b) that certain Pledge and Security Agreement (10% Senior Secured Notes under Securities Purchase Agreement) by and among the Borrower and Collateral Agent, and (c) that certain Pledge and Security Agreement (12% Senior Secured Notes under Securities Purchase Agreement) by and among the Borrower and Collateral Agent, in accordance with the requirements of sections 9-620 and 9-621 of the applicable Uniform Commercial Code, and vested in the Collateral Agent all of its right, title, and interest in the Conveyed Assets, free and clear of all security interests, liens, and encumbrances.

5. Indemnification. The Secured Parties hereby agree to defend, indemnify, and hold harmless Buyer and its affiliates, subsidiaries, officers, directors, employees, assigns, successors, and insurers from any and all claims, demands, liabilities, causes of action, out of pocket expenses, actions, damages (including compensatory and punitive), and expenses, including attorney’s fees and costs, arising from any breach of the representations and warranties made to the Buyer in paragraph 4 above.

6. Allocation. Buyer shall deliver to the Collateral Agent a statement setting forth Buyer’good faith determination of the manner in which the consideration referred to in paragraph 3 above is to be allocated among the Conveyed Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Secured Parties and no party shall file any tax return or other document or make any statement or declaration that is inconsistent with such allocation.

7. Further Assurances. From time to time after the delivery of this Bill of Sale, the Collateral Agent and Secured Parties on the one hand, and the Buyer on the other hand, will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance and transfer of the Conveyed Assets to the Buyer.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Bill of Sale to be duly executed and delivered on this 14th day of February, 2008.

COLLATERAL AGENT:	LB I GROUP, INC.

	By:	/s/ Eric Salzman
	Name:	Eric Salzman
	Title:	Managing Director

BUYER:	SILICON GRAPHICS, INC.

	By:	/s/ Kathy Lanterman
	Name:	Kathy Lanterman
	Title:	Chief Financial Officer

SECURED PARTIES (in each case solely with respect to paragraphs 4 through 7 above):	LB I GROUP, INC.

	By:	/s/ Eric Salzman
	Name:	Eric Salzman
	Title:	Managing Director

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

	By:	/s/ Edward Glassmeyer
	Name:	Edward Glassmeyer
	Title:	Managing Member

WASATCH PARTNERS II, LLC

	By:	/s/ Kent Madsen
	Name:	Kent Madsen
	Title:	Managing Member

WASATCH VENTURE FUND III, LLC

	By:	/s/ Kent Madsen
	Name:	Kent Madsen
	Title:	Managing Director

DALLIN BAGLEY

/s/ Dallin Bagley
Dallin Bagley

BRYCE PANZER

/s/ Bryce Panzer
Bryce Panzer

Schedule A

Conveyed Assets

All of the Collateral Agent’s right, title and interest in and to the following:

1.	The Borrower’s system management software products, including, without limitation, JobWorx, RoofTop, Icebox and ClusterWorx.

2.	All of the Borrower’s development software, computing equipment and other tools including, without limitation, Vega, Polaris, Galahad and Build Server, and other servers and computing equipment of the Borrower selected by the Buyer.

3.	Intellectual Property and Intellectual Property Rights (both as defined below).

a.	Without limiting the generality of 1. and 2. above, all algorithms, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans including, without limitation, the product names set forth in 1. above), methods, network configurations and architectures, net lists, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries) of the Company (collectively, “Intellectual Property”).

b.	All rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above (collectively, “Intellectual Property Rights”).

4.	All claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Borrower against any other party (regardless of whether or not such claims and causes of action have been asserted by the Borrower) with respect to the Conveyed Assets.

5.	All of the Borrower’s rights in any of its contracts, including, but not limited to, rights of indemnity, manufacture and supplier warrant rights, rights to lease and use equipment, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Borrower (regardless of whether such rights are currently exercisable.

6.	Other Assets. The Company’s installed base customer list, opted-in prospect list and all marketing collateral and such other assets of the Company (to the extent not otherwise described above) set forth in Annex A hereto.